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                                                                    EXHIBIT 21.1



NAMES OF SUBSIDIARY COMPANIES OF THE DWYER GROUP, INC.


1.       Rainbow International Carpet Dyeing and Cleaning Co.

2.       Mr. Rooter Corporation

3.       General Business Services, Inc.

4.       Edwin K. Williams & Co.

5.       Aire Serv Heating & Air Conditioning, Inc.

6.       Mr. Electric Corp.

7.       Mr. Appliance Corp.

8.       The Dwyer Group National Accounts, Inc.

9.       Synergistic International, Inc.

10.      The Dwyer Group Canada, Inc.

11.      Ekwill Acquisition Corporation